Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this day of June 2021 (the “Effective Date”), by and between ORBSAT CORP, a Nevada corporation with offices at 18851 N.E. 29th Ave, Suite 700, Aventura, FL 33180 (the “Corporation”), and CHARLES M. FERNANDEZ (the “Employee”), under the following circumstances:

RECITALS:

A. The Corporation desires to secure the services of the Employee upon the terms and conditions hereinafter set forth; and

B. The Employee desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

1. Employment. The Corporation hereby employs the Employee, and the Employee hereby accepts employment as an Employee of the Corporation, subject to the terms and conditions set forth in this Agreement.

2. Duties. The Employee shall serve as Chairman and Chief Executive Officer of the Corporation, with such duties, responsibilities, and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Board of Directors (the “Board”) of the Corporation. The Employee shall also serve as a member of the Company’s Board. During the Term (as defined in Section 3), the Employee shall devote a reasonable amount of time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Employee for the making of personal investments, the conduct of other business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the performance of services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in Section 9 below. Employee shall notify Corporation of any physical, mental or emotional incapacity resulting from injury, sickness or disease that affects Employee’s ability to carry out the duties and responsibilities of Employee’s position.

3. Term of Employment. The term of the Employee’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of five (5) years commencing on the later of the Corporation’s receipt of an approval for listing letter issued by The Nasdaq Stock Market, Inc, and the effectiveness of the registration statement filed by the Corporation pursuant to the Securities Act of 1933. The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than thirty (30) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4. Compensation of Employee.

(a) The Corporation shall pay the Employee as compensation for his services hereunder, in monthly installments during the Term, the sum of $350,000 (the “Annual Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations and monthly advances against the salary. The Corporation shall review the Base Salary on an annual basis and has the right, but not the obligation, to increase it but such salary shall not be decreased during the Term.

(b) In addition to the Base Salary set forth in Section 4(a), the Employee shall be entitled to receive (i) an annual cash bonus if the Corporation meets or exceeds criteria adopted by the Compensation Committee of the Board of Directors (the “Compensation Committee”) for earning bonuses which criteria shall be adopted by the Compensation Committee annually. Bonuses shall be paid by the Corporation to the Employee promptly after determination that the relevant targets have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Corporation’s annual audit and public announcement of such results and bonuses shall be paid promptly following the Corporation’s announcement of earnings; and (ii) the Employee shall receive a Restricted Stock Award (the “RSA”) of $3,000,000.00 of the Corporation’s stock (the number of shares to be determined by dividing $3,000,000 by the public offering price of the Corporation’s Common Stock in its Nasdaq uplisting firm commitment offering). Vesting of the RSA shall occur as follows; the first third shall vest on the last day of Employee’s first full year of employment by the Corporation; the second third shall vest on the last day of Employee’s second full year of employment by the Corporation; and the last third shall vest on the last day of Employee’s third full year of employment by the Corporation. The Corporation at its sole expense shall make provision for the registration of the reoffer and resale by Employee of the securities granted to Employee pursuant to the RSA. Notwithstanding anything in this Agreement to the contrary, if Employee’s employment is terminated for any reason at any time by the Corporation prior to the full vesting of the RSA the without Cause (as that term is defined below), the Employee shall vest in and receive all right, title and interest in the balance of the securities granted to him in the RSA. In addition, the Corporation will cooperate with the employee to find the most tax advantageous manner to the Employee in transferring the stock.

(c) Equity Awards. Employee shall be eligible for such grants of awards under stock option or other equity incentive plans of the Corporation adopted by the Board and approved by the Corporation’s stockholders (or any successor or replacement plan adopted by the Board and approved by the Corporation’s stockholders) (the “Plan”) as the Compensation Committee of the Corporation may from time to time determine (the “Share Awards”). Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan.

(d) The Corporation shall pay or reimburse the Employee for all reasonable out-of-pocket expenses actually incurred or paid by the Employee in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses which may be modified from time to time without notice.

(e) The Employee shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Corporation provides to its senior Employees (the “Benefit Plans”).

(f) The Corporation shall reimburse Employee for any and all premium payments made by Employee to obtain and continue in full force and effect throughout the entire Employment Period personal catastrophe and disability insurance coverages for himself, which policy shall be obtained through any insurance carrier of Employee’s choosing, and which policy shall have policy limits not to exceed one hundred percent (100%) of Employee’s Base Salary per annum at any given time. Each such reimbursement shall be made to the Employee within five (5) days following the Company’s receipt from the Employee of an appropriate premium invoice statement and proof of payment thereof. In addition, throughout the entire Employment Period, the Corporation shall pay for at least one (1) physical examination of Employee per Fiscal Year, which examination shall be performed upon Executive in Executive’s sole and absolute discretion and only if Employee shall so desire, and which examination shall be performed by a physician of Employee’s choosing. In addition, throughout the entire Employment Period, the Corporation shall pay for any and all travel-related expenses incurred by Employee and/or his immediate family members, not to exceed Ten Thousand and No/100 Dollars ($10,000.00) U.S. per Fiscal Year, including, without limitation, airfare and fares for other modes of transportation, lodging expenses, food expenses and the like, regardless of whether or not such expenses are incurred by Employee in connection with services or duties to be performed by Employee as an employee of the Corporation. In addition, throughout the entire Employment Period, the Corporation shall pay for any and all fees and costs incurred by Employee in connection with professional services provided to Employee, not to exceed Ten Thousand and No/100 Dollars ($10,000.00) U.S. per Fiscal Year, including, without limitation, services provided to Corporation by attorneys, accountants, financial planners and the like, regardless of whether or not such services are provided to Employee in connection with his employment with the Corporation; provided, however, that the aforesaid $10,000.00 limitation shall not, under any circumstances, be construed so as to limit any obligations otherwise imposed upon the Corporation pursuant to any other provisions this Agreement.

5. Termination.

(a) This Agreement and the Employee’s employment hereunder shall terminate upon the happening of any of the following events:

(i) upon the Employee’s death;

(ii) upon the Employee’s “Total Disability” (as defined in Section 22€(3) of the Internal Revenue Code of 1986, as amended);

(iii) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv) at the Employee’s option, with or without cause, and for any reason or no reason, upon thirty (30) days prior written notice to the Corporation;

(v) at the Employee’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Employee; and

(vi) at the Corporation’s option, in the event of an act by the Employee, defined in Section 5(d), below, as constituting “Cause” for termination by the Corporation.

(vii) Nothing in this Section 5(b) shall be construed to waive the Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. s.2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. s12101 et seq.

(b) For purposes of this Agreement, the term “Good Reason” shall mean that the Employee has resigned due to (i) any diminution of duties inconsistent with Employee’s title, authority, duties and responsibilities (including, without limitation, a change in the chain of reporting); (ii) any reduction of or failure to pay Employee compensation provided for herein, except to the extent Employee consents in writing prior to any reduction, deferral or waiver of compensation, which non-payment continues for a period of ten (10) days following written notice to the Corporation by Employee of such non-payment; (iii) any relocation of the principal location of Employee’s employment outside of Aventura, Florida without the Employee’s prior written consent; (iv) at any time following the consummation of any Change in Control Transaction (as defined below); (vi) any material violation by the Corporation of its obligations under this Agreement that is not cured within thirty (30) days after receipt of written notice thereof from the Employee. For purposes of this Agreement, the term “Change in Control Transaction” means the sale of the Corporation or its predecessor to an un-affiliated person or entity or group of un- affiliated persons or entities pursuant to which such party or parties acquire (i) shares of capital stock of the Corporation representing at least fifty percent (50%) of outstanding capital stock or sufficient to elect a majority of the Board of the Corporation (whether by merger, consolidation, sale or transfer of shares (other than a merger where the Corporation is the surviving corporation and the shareholders and directors of the Corporation prior to the merger constitute a majority of the shareholders and directors, respectively, of the surviving corporation (or its parent)) or (ii) all or substantially all of the Corporation’s assets determined on a consolidated basis.

(c) For purposes of this Agreement, the term “Cause” shall mean:

(i) conviction with no available appeal of a felony or a crime involving fraud or moral turpitude; or

(ii) conviction with no available appeal or admission of theft, material act of dishonesty or fraud, intentional falsification of any employment or Corporation records, or commission of any criminal act which impairs Employee’s ability to perform appropriate employment duties for the Corporation; or

(iii) intentional or reckless conduct or gross negligence materially harmful to the Corporation or the successor to the Corporation as reasonably determined by two-thirds (2/3) of the Board after a Change in Control Transaction, including violation of a non-competition or confidentiality agreement; or

(iv) willful failure to follow lawful and reasonable instructions of the person or body to which Employee reports, which failure, if curable, is not cured within thirty (30) days after written notice to the Employee thereof; or

(v) gross negligence or willful misconduct in the performance of Employee’s assigned duties as reasonably determined by two-thirds (2/3) of the Board; or

(vi) any material breach of this Agreement by Employee, which breach, if curable, is not cured within fifteen (15) days after written notice to the Employee of such breach.

6. Effects of Termination.

(a) Upon termination of the Employee’s employment pursuant to Section 5(a)(i) or (ii), in addition to the accrued but unpaid compensation through the date of death or Total Disability and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Employee or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) continued provision for a period of twelve (12) months following the Employee’s death or Total Disability of benefits under Benefit Plans extended from time to time by the Corporation to its senior Employees; and (ii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Employee was a participant as of the date of death or Total Disability earned prior to the date of termination.

(b) Upon termination of the Employee’s employment pursuant to Section 5(a)(iii), where the Corporation has offered to renew the term of the Employee’s employment for an additional one (1) year period and the Employee chooses not to continue in the employ of the Corporation, the Employee shall be entitled to receive only the accrued but unpaid compensation through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date. In the event the Corporation tenders a Non-Renewal Notice to the Employee, then the Employee shall be entitled to the same severance benefits as if the Employee’s employment were terminated pursuant to Section 5(a)(v); provided, however, if such Non- Renewal Notice was triggered due to the Corporation’s statement that the Employee’s employment was terminated due to Section 5(a)(vi) (for “Cause”), then payment of severance benefits will be contingent upon a determination by a state or federal court in Miami Dade County Florida as to whether termination was properly for “Cause.”

(c) Upon termination of the Employee’s employment pursuant to Section 5(a)(v) or other than pursuant to Section 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), or 5(a)(vi) (i.e., without “Cause”), in addition to the accrued but unpaid compensation and vacation pay through the end of the Term or any then applicable extension of the Term and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Employee shall be entitled to the following severance benefits: (i) a cash payment, based on the current scale of Employee’s Base Salary, equal to six months of Base Salary, to be paid in a single lump sum payment not later than sixty (60) days following such termination, less withholding of all applicable taxes; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior Employees; and (iii) payment on a pro- rated basis of any bonus or other payments earned in connection with any bonus plan to which the Employee was a participant as of the date of the Employee’s termination of employment. In addition, any options or restricted stock shall be immediately vested upon termination of Employee’s employment pursuant to Section 5(a)(v) or by the Corporation without “Cause”.

(d) Upon termination of the Employee’s employment pursuant to Section 5(a)(iv) or (vi), in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Employee shall be entitled to the following severance benefits: (i) accrued and unpaid Base Salary through the date of termination, less withholding of applicable taxes and any other benefits accrued to him under any Benefit Plans outstanding at such time; and (ii) continued provision, for a period of one (1) month after the date of the Employee’s termination of employment, of benefits under Benefit Plans extended to the Employee at the time of termination. Employee shall have any conversion rights available under the Corporation’s Benefit Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

(e) Any payments required to be made hereunder by the Corporation to the Employee shall continue to the Employee’s beneficiaries in the event of his death until paid in full.

7. Time Off. In additional to standard holidays, the Employee shall be entitled to take reasonable amounts of time off for vacation, illness, and personal matters during which period his salary shall be paid in full. For purposes of this Agreement, “reasonable amounts of time” shall be thirty (30) days each Fiscal Year (prorated for partial years). Vacation days, holidays and sick days that are not used by the Employee during any Fiscal Year may be used in any subsequent Fiscal Year and shall accumulate from one Fiscal year to the next. In addition, upon termination of his employment with the Corporation for any reason whatsoever, the Employee shall be reimbursed for any and all unused vacation days, holidays and sick days in accordance with the following formula: For each unused vacation day, holiday and sick day, the Employee shall receive an amount equal to 1/365 of Employee’s Base Salary per annum as of the last day of said Employee’s employment with the Corporation.

8. Disclosure of Confidential Information.

(a) The Employee recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, and Employee shall keep such information confidential unless such information (i) is in or has becomes part of the public domain, (ii) became known to others through no fault of the Employee (iii) was disclosed by a third party who has an independent right to such information prior to the date of this Agreement or (iv) was available to Employee prior to this Agreement on a non-confidential basis from a party not bound by a confidentiality agreement with the Corporation. The Employee acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Employee will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any Confidential Information acquired by the Employee during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain, except as required by law (but only after Employee has provided the Corporation with reasonable notice and opportunity to take action against any legally required disclosure. The provisions of this Section 8 shall survive the termination of the Employee’s employment hereunder.

(b) The Employee affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Corporation or its subsidiaries.

(c) In the event that the Employee’s employment with the Corporation terminates for any reason, and the Employee does not remain on the Board, the Employee shall deliver forthwith to the Corporation any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Employee shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Corporation.

(d) Post-Termination Assistance. Upon the Employee’s termination of employment with the Company, the Employee agrees to fully cooperate in all matters relating to the winding up or pending work on behalf of the Company and the orderly transfer of work to other employees of the Company following any termination of the Employees’ employment. The Employee further agrees that Employee will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation, litigation, or other dispute in which the Company is or may become a party and as to which the Employee has knowledge; provided, however, that (i) the Company agrees to reimburse the Employee for any related out-of-pocket expenses, including travel expenses, and (ii) any such assistance may not unreasonably interfere with Employee’s then current employment.

(e) No Mitigation or Set-Off. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Employee obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Employee or others; provided, however, the Company shall have the right to offset the amount of any funds loaned or advanced to the Employee and not repaid against any severance obligations the Company may have to the Employee hereunder.

9. Non-Competition and Non-Solicitation.

(a) The Employee agrees and acknowledges that the Confidential Information that the Employee has already received and will receive is valuable to the Corporation and that its protection and maintenance constitutes a legitimate business interest of the Corporation, to be protected by the non-competition restrictions set forth herein. The Employee agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Employee. The Employee also acknowledges that the Corporation’s business is conducted worldwide (the “Territory”), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Corporation, its affiliates and/or its clients or customers. The provisions of this Section 9 shall survive the termination of the Employee’s employment hereunder for a period of 3 months after the termination of Employee’s employment for whatever reason, and regardless of whether the termination is voluntary or involuntary, within the Territory.

(b) The Employee hereby agrees and covenants that he shall not without the prior written consent of the Corporation, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than five (5%) percent of the outstanding securities of a company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Corporation; provided however, that the Employee shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), whether on the Employee’s own behalf or on behalf of any other person or entity except for and with any entities in which Employee is currently affiliated or associated with or otherwise howsoever, during the Term and for a period of one (1) year after the termination of the Employee’s employment for whatever reason, and regardless whether the termination in voluntary or involuntary, within the Territory.

(1) Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Corporation, as defined in the next sentence. “Business” shall mean mobile satellite products and services sector of the global communications industry.

(2) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Corporation to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Corporation;

(3) Attempt in any manner to solicit or accept from any customer of the Corporation, with whom Employee had significant contact during Employee’s employment by the Corporation (whether under this Agreement or otherwise), business competitive with the Business done by the Corporation with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done with the Corporation, or if any such customer elects to move its business to a person other than the Corporation, provide any services of the kind or competitive with the Business of the Corporation for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the Business of the Corporation; provided that the foregoing prohibition shall not apply to any customer introduced to the Corporation by Employee; or

(4) Interfere with any relationship, contractual or otherwise, between the Corporation and any other party, including, without limitation, any supplier, distributor, co- venturer or joint venturer of the Corporation, for the purpose of soliciting such other party to discontinue or reduce its business with the Corporation for the purpose of competing with the Business of the Corporation provided that the foregoing prohibition shall not apply to any supplier, distributor, co-venturer or joint venturer of the Corporation introduced to the Corporation by Employee;.

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 9 shall continue during the Employment Period and, upon termination of the Employee’s employment for a period of one (1) year thereafter.

(5) The Corporation acknowledges that the Employee has, or throughout the Employment Period may have, commitments and business activities not related to the Corporation. In this regard, there shall be no restriction on the Employee’s ability to fulfill such commitments or to engage in such business activities. Moreover, nothing in this Agreement shall preclude the Employee from devoting time during reasonable periods required for investing personal assets and/or those of family members in such form or manner that will not violate this Agreement. Intentionally Omitted.

10. Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Corporation and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

To the extent that Employee will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination, then only that portion of the severance and benefits payable to Employee pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Employee on or within the six (6) month period following Employee’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following termination but prior to the six (6) month anniversary of Employee’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Employee terminations plus (y) the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Corporation’s taxable year preceding the Corporation’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

11. Board Nomination

During the term of this Agreement and so long as the Employee is employed by the Company, the Employee may nominate two directors to the Company’s Board of Directors. The appointment of these directors to the Board is subject to approval by the Board of Directors.

12. Miscellaneous.

a. The Employee acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Employee agrees that any breach or threatened breach by him of Sections 8 or 9 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Employee hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

b. Neither the Employee nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Employee hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

c. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Employee’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Employee and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

d. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

e. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

f. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

g. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Florida.

h. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above. Electronic, PDF and facsimile signatures shall constitute original signatures.

i. In the event of litigation or arbitration arising out of this Agreement, the prevailing party shall be entitled to the award of actual attorney and paralegal fees and costs at the trial and appellate levels.

CORPORATION:

ORBSAT CORP

/s/ David Phipps
By:	David Phipps

EMPLOYEE:

/s/ Chares M. Fernandez
By:	Charles M. Fernandez